Exhibit 4.16

Date:   August 15, 2007

Israel Discount Bank Ltd. (“the Bank”)

FIRST ADDITION TO THE IRREVOCABLE LETTER OF UNDERTAKING
OF JULY 15, 2007

Whereas on July 15, 2007, we signed an irrevocable letter of undertaking to the Bank, wherein we undertook irrevocably, inter alia, to fulfill and cause to fulfill, to the satisfaction of the Bank, certain conditions, matters, provisions and covenants (“the Original Letter of Undertaking”);

Whereas at our request the Bank agreed to amend the Original Letter of Undertaking as specified hereinbelow in this Letter of Amendment;

Accordingly, the parties hereby agree and declare that the Original Letter of Undertaking shall be amended as follows:

1.	Section 1 (Definitions) of the Original Letter of Undertaking:
Section 1.6 shall be added thereto as follows: “Financial Credit” – All debts, undertakings and various obligations vis-à-vis banks and/or other non-banking entities, including credits, loans, debentures of any kind, etc.

2.	Section 3.2 of the Original Letter of Undertaking:
This shall be replaced by the following text: The deficit in tangible equity capital shall not exceed US$30 million at any time.

3.	Section 3.5 of the Original Letter of Undertaking:
This shall be replaced by the following text: The total sum of Financial Credit shall not exceed 40% of the total of the balance sheet.

4.	No amendment shall apply to all the remaining conditions, stipulations and provisions of the Letter of Undertaking.

5.
The Letter of Amendment constitutes and shall always constitute an inseparable part of the Letter of Undertaking, and these must be viewed as one set to be read together, following on each other and in one sequence, while all words, phrases, conditions, and definitions, stated and stipulated in the Letter of Undertaking, shall apply as well to the Letter of Amendment.

In Witness whereof we have set our signatures hereto:

Varda Sagiv
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BluePhoenix Solutions Ltd.
[Stamp:   BluePhoenix Solutions Ltd.]

I, the undersigned, Adv. Yael Peretz, who serves as the attorney of BluePhoenix Solutions Ltd., Company No. 52-004306-8 (hereinafter: “the Company”) do hereby confirm to the Israel Discount Bank Ltd. (hereinafter: “the Bank”) that the document above was signed in the name of the company by Ms. Varda Sagiv and Mr. Yossi [Illegible], who are authorized by means of their signatures to bind the company vis-à-vis the Bank, in accordance with the decisions of the approved organs of the company duly made and by virtue of the documents of incorporation of the company, the Memorandum and Articles of Incorporation thereof, so that the document above is binding on the company, is enforceable by the Bank vis-à-vis the company and is valid vis-à-vis the Bank for all intents and purposes.

Date: August 14, 2007	[Signature] Attorney: …………………… [Stamp: YAEL PERETZ Advocate]

We hereby agree to the amendment of the Letter of Undertaking in accordance with the aforesaid.

………………………..…….
Israel Discount Bank Ltd.